Exhibit 10.26

Letter Agreement

This Letter Agreement (this “Agreement”) is made as of February 14, 2018 (the “Effective Date”) by and between NantPharma, LLC, a Delaware limited liability company (“Assignor”) and Immunotherapy NANTibody, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, the parties hereto are parties to an Assignment Agreement dated as of July 2, 2017 (the “Acquisition Date”) pursuant to which Assignee purchased all of Assignor’s right, title and interest in and to the equity interests of IgDraSol, Inc. (“IgDraSol”);

WHEREAS, certain Regulatory Filings (as defined below) relating to assets of IgDraSol (the “NANT-008 Assets”) are owned and controlled by Assignor as of the Effective Date; and

WHEREAS, the parties hereto desire to effectuate the conveyance and transfer from Assignor to Assignee of the Regulatory Filings.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Conveyance of Regulatory Filings. Within one hundred eighty (180) days of the Effective Date, Assignor shall convey, assign, and transfer to Assignee all of Assignor’s right, title and interest in and to all Regulatory Filings. Further, on the Regulatory Transfer Date (as defined below), Assignor shall transfer to Assignee the sponsorship of all human clinical trials relating to the Regulatory Filings.

“Regulatory Filings” means any and all submissions, material correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any United States or foreign governmental authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the NANT-008 Assets. For purposes hereof, the term “Regulatory Filing” includes all data, results, information, documents or other materials relating to the NANT-008 Assets prepared in connection with or in anticipation of a filing with any governmental authority.

“Regulatory Transfer Date” means the date on which such transfer is effectuated.

2.    Conduct of Activities. Until the Regulatory Transfer Date, Assignor shall be responsible for conducting all activities relating to the NANT-008 Assets, including without limitation all human clinical trials, in accordance with industry standards, including without limitation good clinical practice. Assignor hereby agrees to keep Assignee reasonably informed of such activities prior to the Regulatory Transfer Date and agrees to comply with any reasonable instructions of Assignee in connection with such activities.

3.    Consideration. Assignee hereby agrees to reimburse Assignor on a pass-through basis for all reasonable costs and expenses incurred by Assignor after the Acquisition Date and prior to the Regulatory Transfer Date in connection with its activities relating to the NANT-008 Assets.

4.    Indemnification. Assignor hereby agrees to indemnify, defend and hold harmless Assignee for any third party claims arising out of any acts or omissions of Assignor from the Acquisition Date through the Regulatory Transfer Date relating to the NANT-008 Assets.

5.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.    Further Assurances. Each party agrees that it will execute and deliver to the other any and all documents that may be necessary or appropriate to further implement or reflect the provisions of this Agreement.

7.    Governing Law.    This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof).

8.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Agreement to be effective as of the Effective Date.

ASSIGNOR		ASSIGNEE

NantPharma, LLC		Immunotherapy NANTibody, LLC

By:	/s/ Charles Kim	By:	/s/ Charles Kim
Name:	Charles Kim	Name:	Charles Kim
Title:	General Counsel	Title:	General Counsel

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